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                                                                     EXHIBIT 11

                           ACTIVISION AND SUBSIDIARIES

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (In thousands, except per share amounts)
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

                                                         Year ended      Year ended      Year ended
                                                       March 31, 1997  March 31, 1996  March 31, 1995
                                                       --------------  --------------  --------------
PRIMARY SHARES CALCULATION

Reconciliation of weighted average number of shares outstanding to amount used in primary earnings per share computation:

  Weighted average shares outstanding                      13,930          14,011          13,944
  Add-shares issuable from assumed exercise of
     options and warrants                                     689             939               -
                                                         --------        --------        --------

  Weighted average number of shares outstanding
     as adjusted                                           14,619          14,950          13,944
                                                         --------        --------        --------
                                                         --------        --------        --------


FULLY DILUTED SHARES CALCULATION

Reconciliation of weighted average number of shares outstanding to amount used in fully diluted earnings per share computation:

  Weighted average shares outstanding                      13,930          14,011          13,944
  Add-shares issuable from assumed exercise
  of options and warrants                                     689             939               -
                                                         --------        --------        --------


  Weighted average number of shares
  outstanding as adjusted                                  14,619          14,950          13,944
                                                         --------        --------        --------
                                                         --------        --------        --------

NET INCOME (LOSS)                                        $  7,107        $  5,530        $ (1,520)
                                                         --------        --------        --------
                                                         --------        --------        --------

PRIMARY EARNINGS PER SHARE                               $   0.49        $   0.37        $  (0.11)
                                                         --------        --------        --------
                                                         --------        --------        --------

FULLY DILUTED EARNINGS PER SHARE (1)                     $   0.49        $   0.37        $  (0.11)
                                                         --------        --------        --------
                                                         --------        --------        --------

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(1)  Net income (loss) per common share presented on the face of the income statement represents primary earnings per share. Dual presentation of primary and fully diluted earnings per share has not been made on the face of the income statement because there are no differences. This exhibit is presented because the common stock equivalents represent more than 3% of weighted average common shares outstanding.